EXHIBIT 3

                      ASSIGNMENT AND STOCK OPTION AGREEMENT


     This Assignment and Stock Option Agreement (the "Agreement") is entered Into by and among Therese K. Cohen ("Cohen"), Michael Johnson ("Johnson"), and InfoNow Corporation (the "Company").

     Whereas, Cohen desires to sell and assign that certain Secured Convertible Promissory Note (the "Note") dated May 22, 1995 executed by (the "Company") on behalf of Cohen; and

     Whereas, Johnson desires to purchase and have assigned to him the Note in consideration for the payment of $300,000 cash.

     Now, Therefore, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Sale and Assignment of the Note. Effective on the Closing (as defined below) Cohen hereby sells and assigns all her right, title and interest in the Note to Johnson, in consideration for: payment by Johnson prior to or at the Closing of $300,000 cash.

     2. Closing. The closing of the sale and assignment of the Note (the "Closing") shall occur at the offices of the Company at 2 p.m. on November 30, 1995, or such other time as the parties may mutually agree. .

     3. Company to Honor Assignment. The company agrees to honor the Note assignment referred to herein and will issue to Johnson a new note (in the same form as the Note) in the principal amount of $300,000.

     4. Representations of Cohen. Cohen represents to Johnson that:

        (a) she has created no lien or other encumbrance on the Note; and

        (b) her agreement to assign and sell the Note does not conflict with any preexisting obligation.

     5. Representations of Johnson. Johnson represents to Cohen that:

        (a) he is a sophisticated investor and has sufficient knowledge and experience to make investment decisions such as the purchase of the Note;

        (b) he is an executive officer of the Company, is knowledgeable about its business, and has received answers from Cohen or the Company to any questions he may have had regarding the Company's business; and

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        (c) his agreement to purchase the Note and grant the Option does not conflict with any preexisting obligation.

     6. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, excluding conflict of laws principles.

     (b) Survival of Representations. The representations contained herein shall survive the Closing.

     (c) Waiver and Amendment. A party may only waive the failure of another party to perform any of its obligations under this Agreement by a writing signed by the waiving party. This Agreement may be amended by a writing executed by the parties.

     (d) Counterparts. This Agreement may be executed simultaneously in identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.



/s/  Therese K. Cohen                       /s/  Michael Johnson
-----------------------------               ----------------------------------
     Therese K. Cohen                            Michael Johnson


                                            /s/  Illegible
                                            ----------------------------------
                                            InfoNow Corporation


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                       SECURED CONVERTIBLE PROMISSORY NOTE

$300,000                                                            May 22, 1995
                                                               Boulder, Colorado


     FOR VALUE RECEIVED, INFONOW CORPORATION, a Delaware corporation ("Borrower"), hereby promises to pay to the order of THERESE K. COHEN ("Lender"), in lawful money of the United States of America and in immediately available funds, an aggregate principal amount of $300,000, together with accrued and unpaid interest thereon, payable on the dates and in the manner set forth below.

     This Note is executed and delivered in connection with that certain Agreement and Plan of Merger by and among Borrower, infonewco, Inc., Cimarron International, Inc., Donald E. Cohen and Lender (the "Merger Agreement") and that certain Stock Pledge and Security Agreement by and between Borrower and Lender (the "Security Agreement"), each dated as of even date herewith. This
Note is delivered in satisfaction of the amounts due and owing to Lender pursuant to Section 1.3(a)(iii) of the Merger Agreement. All terms defined in the Security Agreement shall have the same definitions when used herein, unless otherwise defined herein.

     1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on the third anniversary date of this Note.

     2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full of such principal, which interest shall be payable at the prime rate, based on the prime rate as published in the Wall Street Journal on the May 22, 1995, the Closing date of the Merger, or the maximum rate permissible by law (which under the laws of the State of Colorado shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be payable quarterly on the last day of January, April, July and October and shall be calculated on the basis of a 360-day year for the actual number of days elapsed in each quarter.

     3. Place of Payment. All amounts payable hereunder shall be payable at 181 Snaffle Road, Edwards, Colorado 81632, unless another place of payment shall be specified in writing by Lender.

     4. Application of Payments. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

     5. Conversion Option. At its option, by written notice to the Borrower, the holder of this Note may convert all or part of the outstanding principal amount on this Note into shares of Borrower's Common Stock at a conversion price of $1.30 per share (or such lower price as applies to the private placement by the Company which is a condition to closing the Merger Agreement), not later than the earlier of: (i) the second anniversary of the date of this Note, and (ii) ten (10) business days following receipt by Lender of a written notice of

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Borrower stating that during the second year in which this Note is outstanding, the average closing "bid" price of the Common Stock of Borrower has equalled or exceeded $4.00 for 30 consecutive trading days, as reported on NASD's Electronic Bulletin Board, Nasdaq Small Cap Market or other exchange. In connection with any conversion of this Note into Common Stock of Borrower, Borrower shall grant to the holder of this Note registration rights no less favorable than those rights granted with respect to the Merger Shares (as defined in the Merger Agreement).

     6. Secured Note. The full amount of this Note is secured by the Collateral identified and described as security therefore in the Security Agreement executed by and delivered by Borrower. Borrower shall not, directly or indirectly, suffer or permit to be created or to remain, and shall promptly discharge, any lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement. In addition, Borrower shall not suffer any other matter whereby an interest of Lender under the Security Agreement in the Collateral or in any lien pursuant to the Security Agreement or any part of the foregoing might be impaired, except as permitted pursuant to such Security Agreement.

     7. Default. Borrower's failure to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) calendar days thereafter shall constitute a default under this Note. Upon the occurrence of a default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately accelerated and become collectible by Lender pursuant to applicable law.

     8. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorney's fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

     9. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the Laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     10. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. IT IS UNDERSTOOD, ACKNOWLEDGED AND AGREED BY BORROWER THAT THIS NOTE MAY BE ASSIGNED AND SUCH ASSIGNEE, ITS SUCCESSORS OR ASSIGNS SHALL BE ENTITLED TO ALL OF THE RIGHTS, OF LENDER HEREUNDER. BORROWER HEREBY EXPRESSLY AGREES THAT ITS OBLIGATION OT PAY THE OUTSTANDING PRINCIPAL AND ACCRUED INTEREST UNDER THIS NOTE IS ABSOLUTE AND UNCONDITIONAL AND EXPRESSLY WAIVES, AND AGREES

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THAT IT WILL NOT ASSERT OR ALLEGE AGAINST LENDER OR ANY OF ITS SUCCESSORS AND
ASSIGNS IN CONNECTION WITH ANY DEMAND OR SUIT FOR PAYMENT ON THIS NOTE, ANY DEFENSE, CLAIM OR COUNTER-CLAIM THAT BORROWER WOULD OTHERWISE BE ABLE TO ASSERT OR ALLEGE AGAINST LENDER RELATING TO THE MAKING OF, OR BORROWER'S OBLIGATIONS UNDER, THIS NOTE.

                                             INFONOW CORPORATION



                                             By: /s/ Nahum Rand
                                                 -------------------------------
                                             Name: Nahum Rand
                                                   -----------------------------
                                             Title: Chairman
                                                    ----------------------------


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